Exhibit 99.1

Rosetta Resources Inc. Announces Second Quarter 2012 Financial and Operating Results

·	Increased total daily production by 25 percent year-over-year with 61 percent growth in total liquids
·	Achieved Eagle Ford shale production growth of 49 percent year-over-year and 6 percent quarter-over-quarter
·	Revised Gates Ranch well spacing and ultimate recovery estimates
·	Established ultimate recovery estimates for two additional Eagle Ford areas
·	Projected approximately 450 percent reserve replacement for 2012

HOUSTON, August 7, 2012 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported second quarter 2012 net income of $77.0 million, or $1.46 per diluted share, versus net income of $25.4 million, or $0.48 per diluted share, for the same period in 2011.  The growth in net income is primarily due to increased production and a more favorable product mix as well as an unrealized gain on derivative activities of $72.5 million, or $46.3 million after-tax.  Adjusted net income (non-GAAP) was $30.6 million, or $0.58 per diluted share, excluding unrealized derivative gains.

“We continue to build upon our strong Eagle Ford position as our drilling program expands into other leasehold areas that offer high-quality, high-return resource potential similar to our original and ongoing Gates Ranch development,” said Randy Limbacher, Rosetta's chairman, CEO and president.  “Our operational and financial performance for the period again demonstrated our ability to deliver increased production volumes at a competitive cost and sustain ongoing growth in 2012 and beyond.”

2012 Second Quarter Results

Production for the quarter averaged 33.4 thousand barrels of oil equivalent per day (“MBoe/d”), up 25 percent from the same period in 2011 and down one percent from the prior quarter. The year-over-year increase was driven by Eagle Ford shale production growth, which averaged approximately 32.2 MBoe/d for the second quarter of 2012, up from 21.6 MBoe/d for the same period in 2011.  The modest quarter-over-quarter decrease was attributable to the divestiture of 2.3 MBoe/d of first quarter production. Total liquids production for the second quarter reached all-time high levels, averaging 19.7 thousand barrels per day (“MBbls/d”).  Total liquids now represent 59 percent of total production, up from 46 percent a year ago and 52 percent from the first quarter of 2012.

Revenues for the second quarter of 2012 were $198.0 million compared to $111.6 million for the same period in 2011.  Second quarter revenues excluding derivative activities were $118.3 million in 2012 and $109.2 million in 2011.  For the quarter, 83 percent of revenue was generated from oil, condensate and NGL sales including the effects of realized derivatives, as compared to 60 percent a year ago.

Production growth in the Eagle Ford along with the divestiture of non-core natural gas properties resulted in a 9 percent reduction in total lease operating expense (“LOE”) for the second quarter versus prior year on a per-unit basis. LOE includes the cost of direct LOE, workovers, insurance, and ad valorem tax.  The Company’s depreciation, depletion, and amortization (“DD&A”) rate declined by 18 percent and production taxes decreased by 21 percent on a per-unit basis.  These cost improvements were somewhat offset by higher treating and transportation (“T&T”) expense which is expected to trend slightly lower per-unit in the second half.  A summary of the Company’s results on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

During the second quarter of 2012, Rosetta made capital investments of $171.4 million.  Drilling activities for the quarter were focused in the Eagle Ford shale where 20 gross wells were drilled with a 100 percent success rate and 15 wells were completed. The Company operated five rigs in the area during the period.

EAGLE FORD SHALE

Production from the Eagle Ford shale grew 6 percent from the first quarter of 2012, increasing from 30.4 MBoe/d to 32.2 MBoe/d.  The area accounted for 96 percent of Rosetta’s total production for the quarter.

Rosetta has been evaluating Gates Ranch well-spacing performance in several areas of the lease with wells spaced from 425 to 565 feet apart, or 50 to 65 acres per well.  The down-spaced areas continue to perform without interference.  As a result, Rosetta has begun drilling its Gates Ranch program with wells spaced 475 feet apart or on roughly 55-acre spacing, a change from the previous 565 feet or 65-acre spacing. This increased well density will result in the ultimate development of roughly 428 wells of which an estimated 356 wells remain to be completed, representing a 29 percent growth in project inventory at Gates Ranch.  Based on Rosetta’s current evaluation, the estimated ultimate recovery ("EUR") of the down-spaced wells is projected to be approximately 1.67 million barrels of oil equivalent (“MMBoe”) gross per well or fully incremental reserves as compared to the original 100-acre spacing assumption.

Approximately one-half of Rosetta’s 2012 Eagle Ford activity is concentrated in areas outside of Gates Ranch.  Drilling and completion operations are ongoing in the Karnes Trough, Briscoe Ranch, and central Dimmit County areas.  During the second quarter, the Company began development at Briscoe Ranch with the drilling of the first three-well pad and completion activity is underway.  Based on production data from the October 2011 Briscoe Ranch discovery well, the EUR is projected to be approximately 890 thousand barrels of oil equivalent (“MBoe”) gross per well (24% oil/36% NGLs) with 68 total wells to be developed.  Utilizing this EUR, one typical Briscoe Ranch well has a before income tax net present value discounted at 10 percent ("BFIT NPV10") of $6.9 million after capital recovery, assuming an oil price of $85 per barrel.

During the second quarter in the Karnes Trough area, four Klotzman oil wells were drilled and six were completed. A total of eight wells are currently on production.  The average EUR estimate for Klotzman is approximately 665 MBoe gross per well (68% oil/13% NGLs) yielding a BFIT NPV10 of approximately $12.1 million per well after capital recovery, assuming an oil price of $85 per barrel.

In late July 2012, Rosetta began operations from its newly constructed crude oil gathering, storage, and trucking terminal located in DeWitt County, Texas.  The facility will ultimately provide 10,000 to 12,000 barrels per day (“Bbls/d”) of capacity for the Klotzman oil lease in the Karnes Trough area.  Additionally, Rosetta has firm gas transportation and processing capacity in place to meet planned total Eagle Ford production levels for at least the next two years.

As of June 30, 2012, Rosetta has completed a total of 91 horizontal Eagle Ford wells. About 10 percent of the Company’s identified Eagle Ford inventory is drilled and on production.  At the end of the second quarter, 19 drilled wells were awaiting completion and tie-in to facilities, 17 of which were drilled during the second quarter.  Also, eight producing wells were temporarily shut-in for offset fracturing activity.  Rosetta plans to complete 16 Eagle Ford wells during the third quarter and continue to operate five rigs in the play, including two rigs at Gates Ranch.

SOUTHERN ALBERTA BASIN

During the second quarter of 2012, exploration work was concluded on Rosetta’s seven-well horizontal drilling program in the Southern Alberta Basin.  Of the seven horizontal wells, five have been completed.  The first three wells were open-hole completions and averaged initial rates ranging from 104 to 403 Boe/d.  The most recent two completions utilized cased holes and averaged 50 to 205 Boe/d.  Based on these results, which are below the targeted type curve, Rosetta will suspend all capital activity on this exploration project.  Rosetta’s Southern Alberta Basin position has leases and lease options which begin to expire starting in January 2014.

Divestitures

During the second quarter of 2012, Rosetta closed a second tranche of the previously announced divestiture of its Lobo and Olmos properties in South Texas.  The total transaction has an effective date of January 1, 2012.  The sales price for all of the properties totaled $95 million, subject to customary closing adjustments and the receipt of required consents for assignment.  During the second quarter of 2012, the Company received an additional $17.7 million of net proceeds for a total of $83.3 million collected as of June 30, 2012, representing over 90 percent of the allocated value of the properties.

Financing and Derivatives Update

As of June 30, 2012, the Company had approximately $60.1 million of cash, up $13.0 million from the cash balance at December 31, 2011.  Rosetta utilized net proceeds from the divestiture of the Lobo and Olmos assets to fund a portion of the Company’s capital program.  On August 1, 2012, Rosetta had $120.0 million outstanding with $505 million available for borrowing under the Restated Revolver. The Company had cash on hand and cash available under its Restated Revolver of approximately $550 million as of August 1, 2012.

The attached “Derivatives Summary” table outlines Rosetta’s overall commodity derivatives position as of June 30, 2012.  In addition, during July 2012 the Company placed additional derivative positions for NGL and natural gas production.  For 2013, Rosetta now has NGL positions in place for 3,000 Bbls/d with fixed price swaps at an average price of $60.38 per Bbl, excluding the ethane component. The Company also added a natural gas position for 10,000 MMBtu/d of 2014 production at an average price of $4.00 per MMBtu.

2012 Outlook

Rosetta is reaffirming its full year production guidance range at 35 - 38 MBoe/d based on the previously announced $640 million 2012 capital program.  The projected 2012 exit rate is also unchanged and is anticipated to range from 39 - 44 MBoe/d.  A preliminary estimate of proved reserves additions-to-annual production, or reserve replacement ratio (“RRR”), excluding revisions, should be about 450 percent reflecting continued development success.  The Company’s July production averaged 35 MBoe/d of which 61 percent is liquids.  Overall, the Company’s expense guidance range has narrowed and is slightly higher reflecting adjustments to direct LOE, production taxes, and interest expense.  Total annual per unit cost ranges are outlined in the attached “Summary of Expense Guidance” table.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford shale in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is a Delaware Corporation based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

John E. Hagale
Executive Vice President, Chief Financial Officer and Treasurer
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,084	$47,050
Accounts receivable, net	69,428	77,374
Derivative instruments	35,449	10,171
Prepaid expenses	4,296	2,962
Deferred income taxes	-	11,015
Other current assets	1,870	2,942
Total current assets	171,127	151,514

Oil and natural gas properties using the full cost method of accounting:
Proved properties	2,570,178	2,297,312
Unproved/unevaluated properties, not subject to amortization	55,357	141,016
Gas gathering systems and compressor stations	67,653	38,580
Other fixed assets	9,231	9,494
	2,702,419	2,486,402
Accumulated depreciation, depletion, and amortization, including impairment	(1,720,834)	(1,657,841)
Total property and equipment, net	981,585	828,561
Other assets:
Deferred loan fees	8,795	8,575
Deferred income taxes	33,259	74,150
Derivative instruments	21,542	1,633
Other long-term assets	1,078	912
Total other assets	64,674	85,270
Total assets	$1,217,386	$1,065,345

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,935	$2,489
Accrued liabilities	106,754	107,594
Royalties and other payables	50,392	50,689
Derivative instruments	-	6,788
Deferred income taxes	4,086	-
Current portion of long-term debt	20,000	20,000
Total current liabilities	186,167	187,560
Long-term liabilities:
Derivative instruments	-	1,351
Long-term debt	290,000	230,000
Other long-term liabilities	9,197	13,598
Total liabilities	485,364	432,509

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2012 or 2011	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 53,105,614 shares and 52,630,483 shares at June 30, 2012 and December 31, 2011, respectively	53	52
Additional paid-in capital	817,460	810,794
Treasury stock, at cost; 577,388 and 450,173 shares at June 30, 2012 and December 31, 2011, respectively	(17,287)	(11,296)
Accumulated other comprehensive income	876	1,632
Accumulated deficit	(69,080)	(168,346)
Total stockholders' equity	732,022	632,836
Total liabilities and stockholders' equity	$1,217,386	$1,065,345

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Oil sales	$66,227	$39,096	$129,197	$67,845
NGL sales	35,928	30,788	79,688	49,330
Natural gas sales	16,107	46,457	39,796	96,237
Derivative instruments	79,719	(4,784)	63,758	(4,784)
Total revenues	197,981	111,557	312,439	208,628
Operating costs and expenses:
Lease operating expense	10,236	9,010	18,737	23,530
Treating and transportation	12,525	4,875	24,523	8,326
Production taxes	2,921	2,973	6,149	4,629
Depreciation, depletion, and amortization	33,997	33,355	66,896	67,384
General and administrative costs	11,191	16,307	28,482	37,377
Total operating costs and expenses	70,870	66,520	144,787	141,246
Operating income	127,111	45,037	167,652	67,382

Other expense (income):
Interest expense, net of interest capitalized	6,509	5,066	11,970	11,412
Interest income	(2)	(5)	(4)	(33)
Other (income) expense, net	(114)	381	(1)	654
Total other expense	6,393	5,442	11,965	12,033

Income before provision for income taxes	120,718	39,595	155,687	55,349
Income tax expense	43,749	14,195	56,421	18,952
Net income	$76,969	$25,400	$99,266	$36,397

Earnings per share:
Basic	$1.47	$0.49	$1.89	$0.70
Diluted	$1.46	$0.48	$1.88	$0.69

Weighted average shares outstanding:
Basic	52,502	51,991	52,450	51,923
Diluted	52,837	52,581	52,841	52,567

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$$99,266	$36,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	66,896	67,384
Deferred income taxes	56,421	18,829
Amortization of deferred loan fees recorded as interest expense	1,760	1,232
Stock-based compensation expense	5,482	16,132
Derivative instruments	(54,516)	(6,234)
Change in operating assets and liabilities:
Accounts receivable	7,946	(13,588)
Prepaid expenses	(1,334)	(1,335)
Other current assets	265	282
Long-term assets	(165)	(52)
Accounts payable	2,446	(1,066)
Accrued liabilities	(28,865)	(2,502)
Royalties and other payables	(297)	10,057
Other long-term liabilities	(16)	4,928
Net cash provided by operating activities	155,289	130,464
Cash flows from investing activities:
Additions to oil and gas assets	(277,961)	(175,030)
Disposals of oil and gas assets	82,816	242,910
Net cash (used in) provided by investing activities	(195,145)	67,880
Cash flows from financing activities:
Borrowings on Restated Revolver	130,000	-
Payments on Restated Revolver	(70,000)	(100,000)
Deferred loan fees	(1,980)	(3,141)
Proceeds from stock options exercised	861	1,829
Purchases of treasury stock	(5,991)	(3,988)
Net cash provided by (used in) financing activities	52,890	(105,300)

Net increase in cash	13,034	93,044
Cash and cash equivalents, beginning of period	47,050	41,634
Cash and cash equivalents, end of period	$60,084	$134,678

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$$83,401	$$52,774

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change Increase/ (Decrease)	2012	2011	% Change Increase/ (Decrease)
	(In thousands, except percentages and per unit amounts)			(In thousands, except percentages and per unit amounts)

Daily Production by area (Boe/d):
Eagle Ford	32,207	21,566	49%	31,311	18,251	72%
Lobo	398	2,950	(87%)	1,476	3,301	(55%)
Sacramento Basin	-	1,346	(100%)	-	3,144	(100%)
DJ Basin	-	-	-	-	782	(100%)
Other	813	940	(14%)	836	851	(2%)
Total (Boe/d)	33,418	26,802	25%	33,623	26,330	28%

Daily Production:
Oil (Bbls/d)	8,024	4,703	71%	7,733	4,240	82%
NGLs (Bbls/d)	11,691	7,553	55%	10,842	6,124	77%
Natural Gas (Mcf/d)	82,223	87,274	(6%)	90,287	95,793	(6%)
Total (Boe/d)	33,418	26,802	25%	33,623	26,330	28%

Average sales Prices:
Oil, excluding derivatives ($/Bbl)	$90.70	$93.99	(4%)	$91.80	$90.29	2%
Oil, including realized derivatives ($/Bbl)	89.13	91.35	(2%)	90.91	88.40	3%
NGL, excluding derivatives ($/Bbl)	33.77	49.21	(31%)	40.38	48.31	(16%)
NGL, including realized derivatives ($/Bbl)	36.61	44.79	(18%)	40.70	44.50	(9%)
Natural gas, excluding derivatives ($/Mcf)	2.15	4.45	(52%)	2.43	4.32	(44%)
Natural gas, including realized derivatives ($/Mcf)	2.87	5.88	(51%)	3.03	5.56	(46%)
Total (including realized derivatives) ($/Boe)	$41.27	$47.70	(13%)	$42.15	$44.78	(6%)

Average costs (per Boe):
Direct LOE	$2.50	$2.61	(4%)	$2.20	$3.56	(38%)
Workovers	-	0.10	(100%)	(0.04)	0.10	(140%)
Insurance	0.04	0.12	(67%)	0.08	0.13	(38%)
Ad valorem tax	0.83	0.86	(3%)	0.82	1.15	(29%)
Treating and Transportation	4.12	2.00	106%	4.01	1.75	129%
Production taxes	0.96	1.22	(21%)	1.00	0.97	3%
DD&A	11.18	13.68	(18%)	10.93	14.14	(23%)
G&A, excluding stock-based compensation	3.66	4.41	(17%)	3.76	4.46	(16%)
Interest expense	2.14	2.08	3%	1.96	2.39	(18%)

Rosetta Resources Inc.
Derivatives Summary
Status as of June 30, 2012

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2012	Costless Collar	7,600	$81.58	$117.78
Crude oil	2013	Costless Collar	6,750	81.01	118.86
Crude oil	2014	Costless Collar	2,000	82.50	111.95

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2012	Swap	4,700	$63.77
NGLs	2013	Swap	2,500	64.48
NGLs	2014	Swap	1,000	63.00

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2012	Costless Collar	20,000	$5.13	$6.31

Rosetta Resources Inc.
Summary of Expense Guidance
(Average Costs per Boe)

	2012 Full Year

Direct Lease Operating Expense	$2.15	-	$2.20
Workover Expenses	-	-	-
Insurance	0.10	-	0.11
Ad Valorem Tax	0.75	-	0.85
Treating and Transportation	3.85	-	4.25
Production Taxes	1.20	-	1.25
DD&A	11.30	-	12.00
G&A, excluding Stock-Based Compensation	3.60	-	4.00
Interest Expense	1.90	-	1.95

 Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three and six months ended June 30, 2012 and June 30, 2011.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions that affect the comparability of operating results and the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income (GAAP)	$$76,969	$25,400	$99,266	$36,397
Unrealized derivative (gain) loss	(72,468)	4,784	(54,516)	4,784
Tax benefit of MTM derivative (gain) loss	26,125	(1,734)	19,653	(1,734)
Adjusted net income (Non-GAAP)	$30,626	$28,450	$64,403	$39,447

Net income per share (GAAP)
Basic	$1.47	$0.49	$1.89	$0.70
Diluted	1.46	0.48	1.88	0.69

Adjusted net income per share (Non-GAAP)
Basic	$0.58	$0.55	$1.23	$0.76
Diluted	0.58	0.54	1.22	0.75